KMP Futures Fund I LLC 8-K

Exhibit 99.1

January 4, 2016

RE: Kenmar Preferred Futures Fund I LLC (“KMPFF”)

Dear Unitholder,

We are writing to inform you of changes to the underlying manager line-up in KMPFF. KMPFF is a multimanager fund, rebalanced quarterly, which allocates its assets to commodity trading advisors (each, an “Advisor”). Effective January 1, 2016, KMPFF has removed CTA Choice QNTM and CTA Choice WTN, and effective January 1, 2016; the assets of KMPFF will be reallocated equally among the two Advisors, as shown below.

CTA Funds	Program	Percentage of the Trust’s Net Assets

CTA Choice ISAT	Singularity Managed Futures Program	50.00%
CTA Choice KEY	Key Trends Program	50.00%

Frequently Asked Questions

Q1: Why did you make these changes?

KMPFF is an equally-weighted portfolio that is rebalanced each quarter. From time to time we change the Advisors in the portfolio based on our macroeconomic view and the potential opportunities/risks that we see in the markets.

In December, the Federal Reserve finally embarked on lift-off, raising interest rates for the first time since 2006. With this action one source of uncertainty which had plagued the markets for much of 2015 has been erased. Further, as the Fed has begun to tighten, the ECB has reaffirmed its commitment to quantitative easing while Japan is also likely to encourage stimulative measures for the foreseeable future. This divergence should create trend-following opportunity as we move through 2016. With that said, China continues to be a major source of concern as a slowdown there ripples through the global marketplace. Plummeting commodity prices, from energies to metals, which have sent commodity currencies tumbling, have raised fears that worldwide growth targets will be challenged. Further a U.S. election, global political shocks and acts of terrorism could roil markets in 2016 adding uncertainty and volatility. In this type of market environment we believe shorter-term trading strategies could profit. As such, we believe that KMP will be best served by a diversified set of robust trading strategies seeking both long- and short-term opportunities.

Specifically, KeyQuant’s Key Trends Program will replace the Winton Diversified Program. Similar to Winton, KeyQuant employs a trend-following strategy that seeks to identify longer-term opportunity across a broad spectrum of global markets. Dissimilar, KeyQuant is more reactive to the current market environment which we believe will be beneficial, particularly during periods of risk on/risk off sentiment changes.

Additionally, Deep Field’s Singularity Managed Futures Program will replace Quantmetrics. The Singularity Program lends appeal in that it is a strictly momentum based strategy but trade durations are generally far shorter that than that of traditional trend traders as most trades are liquidated intra-day, albeit trades may span two months or more where appropriate. Further, the Singularity Program is more diversified than Quantmetrics which we believe will be beneficial for KMP. Overall, this is a highly reactive trading strategy which will nicely complement the longer-term Key Trends allocation.

Q2: Is any action required?

No action is required by the Financial Advisor or client.

Q3: Will these changes have any impact on my tax reporting?

No. These changes will have no impact on your tax reporting.

We appreciate your continued support of KMPFF and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (212) 596-3480.

Kind regards,

Ken Shewer

Chairman & CIO U.S. Liquid Strategies

Kenmar Preferred Investments LLC

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities.

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high fixed and variable costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.